Exhibit 5.2

250 WEST 55TH STREET NEW YORK, NY 10019-9601 TELEPHONE: 212.468.8000 FACSIMILE: 212.468.7900 WWW.MOFO.COM
morrison & foerster llp

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May 30, 2014

BioLineRx Ltd.
P.O. Box 45158
19 Hartum Street
Jerusalem 91450, Israel

Re:           BioLineRx Ltd. – Registration Statement on Form F-3

Ladies and Gentlemen:

We have acted as special counsel to BioLineRx Ltd., a corporation organized under the laws of the State of Israel (the “Company”), in connection with the preparation and filing by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), of a registration statement on Form F-3 (the “Registration Statement”) relating to the offering for resale by Lincoln Park Capital Fund, LLC (“LPC”) of up to an aggregate of 10,400,000 American Depository Shares (“ADSs”), each representing ten (10) of the Company’s ordinary shares, par value NIS 0.01 per share (the “Ordinary Shares”), comprising: (i) 10,250,000 ADSs (the “Purchase ADSs”) issuable by the Company to LPC pursuant to that certain Purchase Agreement by and between the Company and LPC, dated as of May 28, 2014 (the “Purchase Agreement”) and (ii) 150,000 ADSs issued by the Company to LPC as an initial commitment fee (the “Initial Commitment ADSs”) pursuant to the Purchase Agreement. The ADSs will be issued pursuant to a Deposit Agreement dated as of July 21, 2011 (the “Deposit Agreement”) among the Company, the Bank of New York Mellon, as depositary (the “Depositary”), and all owners and holders of ADSs of the Company issued thereunder.

In connection with this opinion, we have examined such corporate records, documents, instruments, certificates of public officials and of the Company and such questions of law as we have deemed necessary for the purpose of rendering the opinions set forth herein.  We also have examined the Registration Statement, substantially in the form in which it was transmitted to the Commission.

In such examination, we have assumed the genuineness of all signatures and the authenticity of all items submitted to us as originals and the conformity with originals of all items submitted to us as copies. We have also assumed that the Registration Statement will be effective under the Securities Act before any ADSs are sold pursuant thereto.

BiolineRx Ltd.
August 10, 2012

The opinion hereinafter expressed is subject to the following qualifications and exceptions:

(i)           the effect of bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar laws relating to or affecting the rights of creditors generally, including, without limitation, laws relating to fraudulent transfers or conveyances, preferences and equitable subordination;

(ii)          limitations imposed by general principles of equity upon the availability of equitable remedies or the enforcement of provisions of the ADSs, and the effect of judicial decisions which have held that certain provisions are unenforceable where their enforcement would violate the implied covenant of good faith and fair dealing, or would be commercially unreasonable, or where their breach is not material; and

(iii)         our opinion is based upon current statutes, rules, regulations, cases and official interpretive opinions, and it covers certain items that are not directly or definitively addressed by such authorities.

Based on the foregoing, and subject to the further assumptions and qualifications set forth below, it is our opinion that, assuming the Deposit Agreement has been duly authorized, executed and delivered by the parties thereto, when ADSs are issued in accordance with the Deposit Agreement against the deposit of duly authorized, validly issued, fully paid and non-assessable Ordinary Shares, such ADSs will be validly issued and will entitle the holders thereof to the rights specified therein.

We express no opinion as to matters governed by laws of any jurisdiction other than the laws of the State of New York and the federal laws of the United States of America, as in effect on the date hereof.

We hereby consent to the use of our name under the heading “Legal Matters” in the Registration Statement to be filed by the Company with the Commission.  We further consent to your filing a copy of this opinion as Exhibit 5.2 to the Registration Statement.  In giving such permission, we do not admit hereby that we come within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Commission thereunder.  We disclaim any undertaking to advise you of any subsequent changes of the facts stated or assumed herein or any subsequent changes in applicable law.

Very truly yours,

/s/ Morrison & Foerster LLP